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                                                                      EXHIBIT 12


                             AMERICAN AIRLINES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)


                                                   1995       1996       1997      1998       1999
                                                  ------     ------     ------     ------     ------
Earnings:
   Earnings from continuing operations before
   income taxes and extraordinary loss            $   20     $  957     $1,287     $1,745     $1,054

   Add:  Total fixed charges (per below)           1,283      1,076        995        906        989

   Less:  Interest capitalized                        14         10         19         97        111
                                                  ------     ------     ------     ------     ------
      Total earnings                              $1,289     $2,023     $2,263     $2,554     $1,932
                                                  ======     ======     ======     ======     ======
Fixed charges:
   Interest                                       $  547     $  371     $  297     $  208     $  215

   Portion on rental expense representative
   of the interest factor                            733        704        697        697        773

   Amortization of debt expense                        3          1          1          1          1
                                                  ------     ------     ------     ------     ------
      Total fixed charges                         $1,283     $1,076     $  995     $  906     $  989
                                                  ======     ======     ======     ======     ======

Ratio of earnings to fixed charges                  1.00       1.88       2.27       2.82       1.95
                                                  ======     ======     ======     ======     ======